Exhibit 99.1
Merrill Lynch & Co., Inc.
Reconciliation of Non-GAAP Measures
Merrill Lynch adopted Statement of Financial Accounting Standards No. 123 (as revised in 2004) for stock-based employee compensation during the first quarter of 2006. Additionally, as a result of a comprehensive review of the retirement provisions in its stock-based compensation plans, Merrill Lynch also modified the retirement eligibility requirements of existing stock awards in order to facilitate transition to more stringent retirement eligibility requirements for future stock awards. These modifications and the adoption of the new accounting standard required Merrill Lynch to accelerate the recognition of compensation expenses for affected stock awards, resulting in the “one-time compensation expenses.” These changes represent timing differences and are not economic in substance.
During the third quarter of 2006, Merrill Lynch completed the merger of its Merrill Lynch Investment Managers business with BlackRock, Inc. Merrill Lynch recognized a gain associated with this merger along with other non-recurring expenses, collectively “Impact of BlackRock Merger”.
Management believes that while the results excluding these one-time compensation expenses and the impact of the BlackRock merger are considered non-GAAP measures, they depict the operating performance of the company more clearly and enable more appropriate period-to-period comparisons.
Earnings Summary

	For the Year Ended December 29, 2006 (1)
	Excluding One-time
	Compensation	Impact of One-time
	Expenses & Impact of	Compensation	Impact of
(in millions, except per share amounts)	BlackRock Merger	Expenses	BlackRock Merger	GAAP Basis

Revenues, net of interest expense	$31,812	$—	$1,969	$33,781

Non-interest expenses
Compensation and benefits	14,964	1,759	144	16,867
Non-compensation expenses	7,046	—	58	7,104

Total non-interest expenses	22,010	1,759	202	23,971

Pre-tax earnings from continuing operations	9,802	(1,759)	1,767	9,810
Income tax expense	2,633	(582)	662	2,713

Net earnings from continuing operations	$7,169	$(1,177)	$1,105	$7,097

Pre-tax earnings from discontinued operations	$616	$—	$—	$616
Income tax expense	214	—	—	214

Net earnings from discontinued operations	$402	$—	$—	$402

Net earnings	$7,571	$(1,177)	$1,105	$7,499

Preferred stock dividends	$188	$—	$—	$188

Net earnings applicable to common stockholders	$7,383	$(1,177)	$1,105	$7,311

Basic earnings per common share from continuing operations	$8.06	$(1.37)	$1.27	$7.96
Basic earnings per common share from discontinued operations	0.46	—	—	0.46

Basic earnings per common share	$8.52	$(1.37)	$1.27	$8.42

Diluted earnings per common share from continuing operations	$7.26	$(1.23)	$1.14	$7.17
Diluted earnings per common share from discontinued operations	0.42	—	—	0.42

Diluted earnings per common share	$7.68	$(1.23)	$1.14	$7.59

Average shares used in computing earnings per common share
Basic	866.7	1.4	—	868.1
Diluted	961.5	1.5	—	963.0
Financial Ratios

	For the Year Ended (1)
	December 29, 2006
	Excluding One-time
	Compensation
	Expenses & Impact of
	BlackRock Merger	GAAP Basis

Ratio of compensation and benefits to net revenues	47.0%	49.9%
Ratio of non-compensation and benefits to net revenues	22.1%	21.0%
Effective tax rate	26.9%	27.7%
Pre-tax profit margin	30.8%	29.0%

Average common equity	$34,354	$34,354
Impact of one-time compensation expenses and the BlackRock merger	(130)	—

Average common equity	34,224	34,354
Annualized return on average common equity from continuing operations	20.4%	20.1%
Annualized return on average common equity	21.6%	21.3%

(1)	For purposes of comparison with previously published results, data excluding the impact of the one-time compensation expenses and the BlackRock merger assumes the impact is limited to the first and third quarter of 2006, respectively.

Segment Data

	For the Year Ended
	Dec. 28,	Dec. 29,	Percent
(dollars in millions)	2007	2006	Inc / (Dec)

Global Markets & Investment Banking
Global Markets
FICC	$(15,873)	$7,552	N/M %
Equity Markets	8,286	6,730	23

Total Global Markets net revenues	(7,587)	14,282	N/M
Investment Banking (1)
Origination:
Debt	1,550	1,704	(9)
Equity	1,629	1,220	34
Strategic Advisory Services	1,740	1,099	58

Total Investment Banking net revenues	4,919	4,023	22

Total net revenues	(2,668)	18,305	N/M

Pre-tax earnings / (loss) from continuing operations	(16,345)	5,292	N/M
Impact of one-time compensation expenses	—	1,369	N/M

Pre-tax earnings / (loss) from continuing operations excluding one-time compensation expenses	(16,345)	6,661	N/M
Pre-tax profit margin	N/M	28.9%
Pre-tax profit margin excluding one-time compensation expenses	N/M	36.4%

Global Wealth Management
Global Private Client
Fee-based revenues	$6,278	$5,499	14
Transactional and origination revenues	3,887	3,397	14
Net interest profit and related hedges(2)	2,318	2,103	10
Other revenues	416	301	38

Total Global Private Client net revenues	12,899	11,300	14

Global Investment Management net revenues	1,122	541	107

Total net revenues	14,021	11,841	18

Pre-tax earnings from continuing operations	3,630	2,290	59
Impact of one-time compensation expenses	—	281	N/M

Pre-tax earnings from continuing operations excluding one- time compensation expenses	3,630	2,571	41
Pre-tax profit margin	25.9%	19.3%
Pre-tax profit margin excluding one-time compensation expenses	25.9%	21.7%

Merrill Lynch Investment Managers
Total net revenues	$—	$1,900	N/M
Pre-tax earnings from continuing operations	—	637	N/M
Impact of one-time compensation expenses	—	109	N/M

Pre-tax earnings from continuing operations excluding one- time compensation expenses	—	746	N/M
Pre-tax profit margin	—	33.5%
Pre-tax profit margin excluding one-time compensation expenses	—	39.3%

Corporate
Total net revenues	$(103)	$1,735	N/M
Impact of BlackRock merger	—	1,969	N/M

Total net revenues excluding the BlackRock merger	(103)	(234)	(56)
Pre-tax earnings / (loss) from continuing operations	(116)	1,591	N/M
Impact of BlackRock merger	—	(1,767)	N/M

Pre-tax earnings / (loss) from continuing operations excluding the BlackRock merger	(116)	(176)	(34)

Total
Total net revenues	$11,250	$33,781	(67)
Impact of BlackRock merger	—	1,969	N/M

Total net revenues excluding the BlackRock merger	11,250	31,812	(65)
Pre-tax earnings / (loss) from continuing operations	(12,831)	9,810	N/M
Impact of BlackRock merger	—	(1,767)	N/M
Impact of one-time compensation expenses	—	1,759	N/M

Pre-tax earnings / (loss) from continuing operations excluding BlackRock merger and one-time compensation expenses	(12,831)	9,802	N/M
Pre-tax profit margin	N/M	29.0%
Pre-tax profit margin excluding BlackRock merger and one- time compensation expenses	N/M	30.8%

N/M =	Not Meaningful

Note:	Certain prior period amounts have been reclassified to conform to the current period presentation.

(1)	A portion of Origination revenue is recorded in Global Wealth Management.

(2)	Includes interest component of non-qualifying derivatives which are included in Other Revenues.